SLOAN PARTNERS LLP

CHARTERED ACCOUNTANTS

INDEPENDENT AUDITORS' CONSENT

The Board of Directors of LiveReel Media Corporation (formerly Noble House Entertainment Inc.):

We consent to the use of our report dated October 20, 2005 with respect to the consolidated balance sheets of Noble House Entertainment Inc. (*formerly First Empire Corporation Inc., now operating as LiveReel Media Corporation*) as of June 30, 2005 and 2004 and the related consolidated statements of operations, shareholders' equity and cash flows for the years then incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated October 20, 2005, included additional comments for U.S. readers that stated that conditions and events existed that cast substantial doubt on the Company's ability to continue as a going concern. The consolidated financial statements for those years did not include any adjustment that might result from the outcome of that uncertainty.

Sloan Partners LLP

Dated March 8, 2007

Chartered Accountants

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